UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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FACTSET RESEARCH SYSTEMS INC.

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FACTSET

October 30, 2007

Dear Stockholder:

You are cordially invited to attend the Fiscal 2007 Annual Meeting of Stockholders of FactSet Research Systems Inc., which will be held at our corporate headquarters at 601 Merritt 7, Norwalk, CT 06851 on Tuesday, December 18, 2007, at 2:00 p.m. Eastern Standard Time. I look forward to greeting you at the meeting.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support and loyalty.

Sincerely,

/s/ Philip A. Hadley
Philip A. Hadley
Chairman of the Board and Chief Executive Officer

FACTSET RESEARCH SYSTEMS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 18, 2007

2:00 p.m. Eastern Standard Time

Dear Stockholder:

The Annual Meeting of Stockholders of FactSet Research Systems Inc. (“FactSet” or the “Company”), a Delaware corporation will be held at FactSet’s corporate headquarters at 601 Merritt 7, Norwalk, CT 06851, on Tuesday, December 18, 2007, at 2:00 p.m. Eastern Standard Time for the following purposes:

1.	To elect four directors to the Board of Directors, each for a three-year term.

2.	To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2008.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record at the close of business on October 19, 2007 are entitled to notice of, and to vote at, this meeting.

The Proxy materials are also available for you to review online at http://mellon.mobular.net/mellon/FDS

To request a free paper copy of the Proxy materials, please call 1-888-313-0164, or you may request a paper copy by email at shrrelations@mellon.com, or by logging onto http://mellon.mobular.net/mellon/FDS. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves your company significant printing and processing costs.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Rachel R. Stern
Rachel R. Stern
Vice President, General Counsel and Secretary
Norwalk, Connecticut
October 30, 2007

FACTSET RESEARCH SYSTEMS INC.

601 Merritt 7

Norwalk, Connecticut 06851

PROXY STATEMENT

The Board of Directors of FactSet Research Systems Inc. (the “Company” or “FactSet”) delivers this Proxy Statement and voting instructions, in connection with the solicitation of proxies which will be voted at the Annual Meeting of Stockholders of FactSet (the “Meeting”). The Meeting will be held at 2:00 p.m. Eastern Standard Time on Tuesday, December 18, 2007, at 601 Merritt 7 Norwalk, CT 06851, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Proxy Statement was made available to FactSet’s stockholders on October 30, 2007.

Record Date and Share Ownership. The only outstanding voting security of FactSet is its Common Stock, $0.01 par value per share (the “Common Stock”). Stockholders of record at the close of business on October 19, 2007 will be entitled to vote at the Meeting on the basis of one vote for each share of Common Stock held. On October 19, 2007, there were 48,630,798 shares of Common Stock outstanding.

Submitting and Revoking Your Proxy. If you complete and submit your proxy, the persons named as proxies will follow your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote your shares as follows:

1.	To elect four directors to the Board of Directors for three-year terms.

2.	To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2008.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

In addition, if other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may be properly presented a vote at the annual meeting.

Your stockholder vote is important. Stockholders of record may vote their proxies by Internet, telephone or mail. Stockholders who execute proxies may revoke them at any time before they are exercised by written notice to the Secretary of the Company at or prior to the Meeting by timely delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. The cost of the solicitation of proxies will be borne by FactSet.

Expenses of Solicitation. The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and the Company’s 2007 Annual Report. The Company will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. FactSet will pay all of the costs of solicitation of proxies, estimated at approximately $25,000 for the printing and distribution of the proxies, which are mailed along with our annual report. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. If you hold your shares through a bank, broker or other holder of record and share a single address and same last name with another stockholder, you may have received notice that only one Proxy Statement and Annual Report will be sent to your address unless you instructed the holder of record to the contrary. This practice, known as “householding”, reduces multiple mailings to your household and also reduces our printing and postage costs. However, if you wish to receive additional copies of our Proxy Statement or Annual Report, please contact our Investor Relations Department at 203-810-1000 or write to that department at our corporate headquarters address.

Vote Tabulation. Under the Delaware General Corporation Law, the election of FactSet’s Directors requires a plurality of the votes represented in person or by proxy at the Meeting and the ratification of the selection of independent public auditors requires that the votes in favor exceed the votes against. Mellon Investor Services will tabulate votes cast by proxy or in person at the Meeting. If you abstain from voting on any or all proposals you will be included in the number of stockholders present at the

Meeting for the purposes of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies at their own discretion.

MATTERS TO BE CONSIDERATED AT THE ANNUAL MEETING

Proposal 1: Election of Directors

Shareholders will elect four Directors at the Annual Meeting of Stockholders. Each Director will hold office for a term not exceeding three years or until a successor is elected and qualified. Your proxy will be voted in favor of those persons to serve as directors, unless you indicate to the contrary on the proxy.

Management expects that the nominees will be available for election. However, if a nominee is not a candidate when the election occurs, your proxy will be voted to elect another nominee to be designated by the Nominating and Corporate Governance Committee of the Board to fill any vacancy. Biographical data on these nominees and the other members of the Board of Directors is presented beginning at page 7 of this Proxy Statement under the caption “Board Members.” The Board recommends that Joseph E. Laird, Jr., James J. McGonigle, Charles J. Snyder and Joseph R. Zimmel and each be elected to serve a three-year term expiring in concurrence with the Annual Meeting of Stockholders for fiscal year 2010.

Proposal 2: Ratification of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP was the independent auditing firm of FactSet’s consolidated financial statements for fiscal 2007. Representatives of PricewaterhouseCoopers LLP will be at the Meeting to respond to appropriate questions and make a statement should they desire to do so. In addition to performing the audit services for fiscal 2007, we also retained PricewaterhouseCoopers LLP to perform audit-related and non-audit related services during the year. The Board recommends that you vote to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for FactSet for the fiscal year ending August 31, 2008 subject to the execution of an engagement letter. If you do not ratify the selection of PricewaterhouseCoopers LLP, the Board will select another independent registered public accounting firm.

The aggregate fees billed by PricewaterhouseCoopers LLP in connection with audit and non-audit services rendered for fiscal 2007 and 2006 were as follows:

	2007	2006
Audit fees (1)	$425,000	$408,000
Audit-related fees (2)	17,723	47,500
Tax fees (3)	135,000	—
All other fees (4)	2,400	84,700

Total	$580,123	$540,200

(1)	Represents fees for professional services rendered in connection with the audit of FactSet’s annual financial statements, the reviews of financial statements included in FactSet’s reports on Form 10-Q, attestation of management’s assessment of the Company’s internal controls as required by section 404 of the Sarbanes-Oxley Act of 2002, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)	Represents fees for the audit of our annual financial statements and for professional services related to the audits of our employee benefit plans.

(3)	Tax fees were for services related to tax consulting and planning services.

(4)	All other fees represent fees for services provided to FactSet which are otherwise not included in the categories above. These fees primarily consist of services related to our multi-jurisdictional sales tax liabilities.

The Audit Committee has determined that the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be rendered by PricewaterhouseCoopers LLP. During 2007, all professional services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with this policy.

CORPORATE GOVERNANCE

Corporate Governance Overview

Director Independence. On September 24, 2007, the Company’s Board of Directors reviewed the independence of its Directors under the applicable standards of the New York Stock Exchange. Each director, other than Messrs. Hadley and DiChristina, qualify as “independent” in accordance with those published listing requirements. The independent Directors constitute a majority of the directors of the Company. Mr. McGonigle serves as the Lead Independent Director as the chairman of the Nominating and Corporate Governance Committee. He presides over executive sessions of the non-management Directors. The independent Directors meet at least four times annually after the end of each scheduled quarterly meeting of the Board of Directors.

Board Members. The following pages present information about the persons who comprise FactSet’s Board of Directors, including the four nominees for election.

Scott A. Billeadeau, Director. Mr. Billeadeau, age 46, joined Fifth Third Asset Management (“Fifth Third”) in March of 2003 with the combination of Paladin Investment Associates, LLC (“Paladin”) with Fifth Third. He is the Director of small-cap and mid-cap growth strategies and is responsible for managing nearly $1 billion in assets. Prior to joining Fifth Third, he was a Principal, Founder and Senior Portfolio Manager with Paladin. Prior to co-founding Paladin, Mr. Billeadeau spent eight years managing over $2 billion in small-cap and mid-cap assets for Bank of America and Nations Bank. Mr. Billeadeau began his career in 1985 with American Express Financial Advisers, previously IDS Financial Services, Inc., where he was a quantitative analyst. Mr. Billeadeau received a B.A. in Economics from Princeton University and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute. Mr. Billeadeau is the Chairman of the Audit Committee and has served on the Board since January 2001. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2009.

Michael F. DiChristina, President, Chief Operating Officer and Director. Mr. DiChristina, age 45, joined FactSet in 1986 as a Software Engineer and held the position of Director of Software Engineering from 1990 to 1999. Prior to joining FactSet, Mr. DiChristina was a Software Engineer at Morgan Stanley & Co. Mr. DiChristina received a B.S. in Electrical Engineering from Massachusetts Institute of Technology. Mr. DiChristina has served on the Board since March 2000. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2008.

Philip A. Hadley, Chairman of the Board of Directors, Chief Executive Officer and Director. Mr. Hadley, age 45, was named Chairman and Chief Executive Officer of FactSet on September 5, 2000. Mr. Hadley joined FactSet in 1985 as a Consultant. From 1986 to 1989, Mr. Hadley was our Vice President, Sales. From 1989 to 2000, Mr. Hadley was Senior Vice President and Director of Sales and Marketing with FactSet. Prior to joining the Company, Mr. Hadley was employed by Cargill Corporation. Mr. Hadley received a B.B.A. in Accounting from the University of Iowa and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute. Mr. Hadley has served on the Board since September 2000. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2009. In addition, Mr. Hadley currently serves as a member of the board of advisors of Kum & Go.

Joseph E. Laird, Jr., Director. Mr. Laird, age 62, serves as Chairman and Chief Executive Officer of Laird Squared LLC, an investment banking company that he formed in January 1999, exclusively to serve the database information services industry. From 1989 to 1999, Mr. Laird was a Managing Director of Veronis, Suhler & Associates, a leading specialty merchant bank that serves the media and information industries. From 1982 to 1989, he was an institutional equity salesman and a senior securities analyst of database information services for Hambrecht & Quist. From 1975 to 1982, Mr. Laird was an institutional equity salesman and investment strategist for PaineWebber Mitchell Hutchins. Mr. Laird has also served as a director of The Advisory Board Company and Valassis Communications. Mr. Laird is the Chairman of the Compensation Committee and has served on the Board since 1993. Effective for fiscal 2008, Mr. Joseph R. Zimmel will replace Mr. Laird as a member of the Audit Committee. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2007. Mr. Laird is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2010.

James J. McGonigle, Director. Mr. McGonigle, age 44, serves as a director and non-Executive Chairman of the Board of The Corporate Executive Board Company (“CEB”). CEB specializes in providing to corporations best practices research and analysis focusing on corporate strategy, operations and general management issues. Effective January 1, 2007, Mr. McGonigle became the non-Executive Chairman of the Board. From July 1, 2005 until December 31, 2006, Mr. McGonigle served as the Company’s Executive Chairman of the Board. From July 1998 until July 2005, Mr. McGonigle served as CEB’s Chief Executive Officer. From the spin-off in October 1997 until July 1998, Mr. McGonigle was CEB’s General Manager, and from 1995 until the spin-off, he was the General Manager of the corporate division of The Advisory Board Company with responsibility for managing the business assumed in the spin-off. From 1990 to 1995, Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company, an independent consulting firm. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University and a J.D. from Harvard Law School. Mr. McGonigle has served on the Board since May 2002 and is the Chairman of the Nominating and Corporate Governance Committee and is a member of the Compensation Committee. On September 19, 2005, Mr. McGonigle was named the Lead Independent Director. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2007. Mr. McGonigle is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2010.

Walter F. Siebecker, Director. Mr. Siebecker, age 66, serves as President of Burgess Consulting LLC. Mr. Siebecker was a managing director of the Depository Trust and Clearing Corporation (“DTC”). He joined the National Securities Clearing Corporation (“NSCC”), a subsidiary of DTC, in 1996 as a Managing Director in charge of the organization’s Annuity Processing Service. Mr. Siebecker’s background is in retail and institutional investment services in the domestic and global markets. Prior to joining NSCC, Mr. Siebecker was a consultant to the Trading Services Division at Lehman Brothers and spent 16 years at Salomon Smith Barney Inc., where he was responsible for the Operations Division as Executive Vice President and Chief Operations Officer. Mr. Siebecker is a member of the Audit Committee and the Compensation Committee and has served on the Board since November 1997. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2008.

Charles J. Snyder, Vice Chairman of the Board of Directors and Director. Mr. Snyder, age 65, a co-founder of FactSet in 1978, retired as President and Chief Technology Officer of the Company on August 31, 1999. At that time he became Vice Chairman of the Board and agreed to continue as a consultant for three years to FactSet’s engineering and technology groups. In conjunction with FactSet’s announcement of Howard Wille’s retirement as Chief Executive Officer of FactSet effective May 22, 2000, Mr. Snyder was named our interim Chief Executive Officer. Mr. Snyder acted as interim Chief Executive Officer of FactSet until September 5, 2000, at which time Philip A. Hadley was named Chairman and Chief Executive Officer. From 1964 to 1977, Mr. Snyder worked for Faulkner, Dawkins & Sullivan, Inc., eventually becoming Director of Computer Research, a position he retained with Shearson Hayden Stone, Inc. after its acquisition of Faulkner, Dawkins & Sullivan, Inc. in 1977. Mr. Snyder has been a Director of FactSet since its formation in 1978 and is currently a member of the Nominating and Corporate Governance Committee. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2007. Mr. Snyder is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2010.

Joseph R. Zimmel, Director. Mr. Zimmel, age 53, is a private investor and a retired Managing Director of Goldman, Sachs & Co. From December 2001 until November 2002, Mr. Zimmel served as an Advisory Director to the Goldman Sachs Group. In the investment banking division at Goldman, Sachs & Co., Mr. Zimmel held the position of Managing Director of the Communications, Media & Entertainment Group for the Americas from 1999 to 2001, after acting as a Managing Director and a co-head of the group from 1992 to 1999. In addition to his appointment to FactSet’s Board of Directors, Mr. Zimmel currently serves as a member of the board of directors of CenturyTel, Inc. He has also served on the board of directors of Digitas Inc. Mr. Zimmel is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2010. Effective for fiscal 2008, Mr. Joseph R. Zimmel is as a member Nominating and Corporate Governance Committee and will replace Mr. Laird as a member of the Audit Committee.

Board of Directors Meetings and Committees

Board Responsibilities and Structure. FactSet’s Board of Directors has adopted corporate governance guidelines which help govern the Company. You can access these corporate governance guidelines, along with each of our Board Committee charters at the Corporate Governance Highlights page of the Investor section of our website at www.factset.com or request a free copy by contacting Investor Relations at FactSet Research Systems Inc., 601 Merritt 7, Norwalk, CT 06851. Directors are expected to attend regularly and participate in meetings of the Board and of committees on which the Director serves. The Company does not have a policy with regard to Directors’ attendance at annual shareholder meetings. The Company’s Board of Directors met six times during fiscal 2007, of which four were regularly scheduled quarterly meetings.

Board Committees and Charters. The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board of Directors has three standing Committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. All directors attended 100% of the regular meetings of the Board; all directors attended at least 75% of the meetings of the full Board. All directors who served on committees of the Board attended 75% or more of the meetings of the committees on which they served during fiscal 2007. The following table identifies the committee members as of October 30, 2007.

Committee Name
	Audit	Compensation	Nominating and Corporate Governance
Independent Directors
Scott A. Billeadeau *	Chairperson
Joseph E. Laird, Jr.		Chairperson
James J. McGonigle**		Member	Chairperson
Walter F. Siebecker	Member	Member
Charles J. Snyder			Member
Joseph R. Zimmel	Member		Member

Employee Directors
Philip A. Hadley
Michael F. DiChristina
*	Financial Expert
**	Lead Independent Director

Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight review of FactSet’s internal and external financial reporting processes. Its primary responsibilities include: meeting with financial management and the independent auditors to review our system of internal controls; assessing the quality of FactSet’s accounting principles and financial reporting; reviewing the external audit process as conducted by FactSet’s independent auditors; reviewing the financial information provided to shareholders and other external parties; and preparing the report of the Audit Committee included in the definitive proxy statement on a yearly basis. The Board has determined that Mr. Billeadeau qualifies as the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Board has also determined that each member of the Audit Committee is independent under the standards of the New York Stock Exchange and has sufficient knowledge in reading and understanding the company’s financial statements to serve on the Audit Committee. The Audit Committee met six times during fiscal 2007.

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established categories and budgets, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or, by any member of the Audit Committee pursuant to delegated authority. Any pre-approvals by an Audit Committee member pursuant to this delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate pre-approval authority to management.

Compensation Committee. The primary responsibilities of the Compensation Committee are to review and approve the compensation policies for the Chief Executive Officer and other key executive officers of the Company, oversee the Company’s administration of its equity-based compensation policies, approve grants of stock options to officers and employees of the Company under its stock option plans, establish annual performance goals for the Company’s principal executive officers and assess the quality of the performance of those executive officers. The Compensation Committee met four times during fiscal 2007.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the qualifications of candidates for nomination as Directors, makes recommendations to the Board regarding prospective nominees to the Board, issues recommendations to the Board regarding corporate governance issues and, as appropriate, assists in succession planning for senior management of FactSet. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written communications to FactSet’s Secretary. The Nominating and Corporate Governance Committee met two times during fiscal 2007 and all members of the Committee attended.

Additional Corporate Governance Information

Code of Business Conduct. The Company has adopted a Code of Business Conduct and Ethics that applies to all the Company’s employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, all other officers and the Company’s directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.factset.com on the Corporate Governance Highlights page of the Investor section. You may also request a copy of the Code of Business Conduct and Ethics by writing to us at Investor Relations, FactSet Research Systems Inc., 601 Merritt 7, Norwalk, CT 06851. Any amendment to the Code of Business Conduct and Ethics (other than technical, administrative or non-substantive amendments), and any waiver of a provision of the Code that applies to a member of our Board or one of our executive officers will be promptly disclosed on the Corporate Governance Highlights page of the Investor section of our website.

Contacting the Board. Stockholders and other interested parties may contact the Board or the Lead Independent Director by sending their correspondence to: Board of Directors, c/o Corporate Secretary, FactSet Research Systems Inc., 601 Merritt 7, Norwalk, CT 06851; facsimile number: 203-810-1001; email address: board@factset.com. The Corporate Secretary will review all communications and forward them to the Chairman of the Board or the Lead Independent Director, as appropriate. The Corporate Secretary may, however, filter out communications that do not relate to our business activities, operations or our public disclosures, but will maintain a record of these communications and make them available to the Chairman of the Board or the Lead Independent Director (solicitations will not be recorded or forwarded). Any communications received by the Chairman or Lead Independent Director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee to address these matters.

AUDIT COMMITTEE REPORT

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of our financial reporting and accounting systems and controls. The Board has reviewed the New York Stock Exchange listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Audit Committee has a direct line of communication with PricewaterhouseCoopers LLP, FactSet’s independent public auditors.

The responsibilities of the Audit Committee are set forth in its Charter which is available on the Company’s website at www.factset.com. In fulfilling its responsibility, the Audit Committee discusses with our independent public auditors the overall scope and specific plans for their audit. The Audit Committee has reviewed FactSet’s audited financial statements for fiscal 2007 with management and with PricewaterhouseCoopers LLP. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting our financial statements. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP matters such as the quality and acceptability of FactSet’s accounting principles as applied in its financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received from PricewaterhouseCoopers LLP written disclosures concerning such auditors’ independence from FactSet and has discussed with PricewaterhouseCoopers LLP its independence, as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee recommended to the Board of Directors and the Board has approved the selection of the independent public auditors.

In reliance on the reviews and discussions conducted with management and the independent public auditors, the Audit Committee has recommended to the Board and the Board has approved the inclusion of the audited financial statements for fiscal year ended August 31, 2007 be included in our 2007 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Scott A. Billeadeau, Chairman

Joseph E. Laird, Jr.

Walter F. Siebecker

DIRECTOR COMPENSATION

Director Compensation Program

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. FactSet does not pay management directors for Board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation. For fiscal 2007, this compensation consisted of:

Cash Compensation.

•	A $25,000 annual retainer paid quarterly.

•	An additional $2,500 annual retainer to each chairman of a Board Committee.

•	An additional $2,500 annual retainer to each Audit Committee member.

Equity Compensation. Each non-employee director participates in the FactSet Non-Employee Directors Equity Compensation Plan which was approved by shareholders. The plan allows grants of stock options, restricted stock, unrestricted stock, or any combination thereof, as the Nominating and Corporate Governance Committee determines, to non-employee directors. In 2007, each non-employee director was granted 4,500 non-qualified stock options. Following a Board resolution of October 18, 2006, these awards for each director’s service on the Board will be made on January 15 (or the next succeeding business day, if such date is not a business day) of each year. The exercise price of each non-qualified stock option is the closing price of FactSet’s common shares on the date of grant. New Directors will receive options to purchase up to 25,000 shares of FactSet common stock, to be determined by the Compensation Committee and granted on or near the date of their first Annual Meeting. Non-qualified stock options granted to Directors vest ratably at 20% per year over five years upon the anniversary date of each grant and expire ten years from the date the options were granted. Each non-employee Director is entitled to one FactSet password at no charge. The password provides access to the FactSet system to allow Directors to use FactSet’s suite of products and services.

Expenses. The Company pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending Board, Committee and stockholder meetings and other Company business related events. From time to time, the Company may reimburse a director’s expenses for his/her participation in third party-supplied continuing education related to the director’s Board or Committee service.

Director Summary Compensation Table

This table shows (i) the fees that the Company’s non-management directors earned in fiscal 2007, (ii) the SFAS 123(R) accounting value of stock options, and (iii) other amounts disclosed as “All Other Compensation.”

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Scott A. Billeadeau	$30,000	$—	$50,262	$—	$—	$—	$80,262
Joseph E. Laird, Jr.	$30,000	$—	$50,262	$—	$—	$—	$80,262
James J. McGonigle	$27,500	$—	$70,752	$—	$—	$—	$98,252
Walter F. Siebecker	$27,500	$—	$50,262	$—	$—	$—	$77,762
Charles J. Snyder	$25,000	$—	$50,262	$—	$—	$—	$75,262
Joseph R. Zimmel (2)	$13,542	$—	$—	$—	$—	$—	$13,542

(1)

These are the amounts that the Company recognized as compensation expense in its financial statements for 2007 for options granted in fiscal 2007 and in prior years, as required by SFAS 123(R). The amounts shown in this column were not actually paid to any of the directors in fiscal 2007. Non-management directors received a stock option grant on January 16, 2007 of 4,500 shares. The exercise price was $58.78 per share, being 100% of the NYSE closing price of the Company’s common stock on that date. The full grant date value of this option grant under SFAS 123(R) was $477,000 or $95,400 per director. This amount will be expensed ratably over the next five years as the option vest. The assumptions used in computing these amounts are included in Note 12 to the Company’s fiscal 2007 financial statements in the 2007 Annual Report on Form 10-K. At August 31, 2007, the non-employee directors had the following outstanding stock option awards, some of which were not fully or partially vested: Scott Billeadeau, 42,000 shares; Joseph E. Laird, Jr., 58,000 shares; James J. McGonigle, 37,500 shares; Walter F. Siebecker, 91,500 shares; Charles J. Snyder, 31,500 shares; Joseph R. Zimmel, 0 shares.

(2)	On February 14, 2007, FactSet elected Joseph R. Zimmel to its Board of Directors. As such, his compensation reflects serving on the Board from that date through August 31, 2007, which is approximately 6.5 months.

Director Nominations

The Company has a standing Nominating and Corporate Governance Committee. A copy of the charter of the Nominating and Corporate Governance Committee may be found on the Company’s website at www.factset.com on the Corporate Governance Highlights page of the Investor section. The members of the Nominating and Corporate Governance Committee are independent under the listing standards of the New York Stock Exchange.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in written communications to FactSet’s Secretary prior to August 1 for the ensuing election. Any such communication must follow the guidelines set forth in the FactSet Research Systems Inc. Director Nominee Selection Policy, a copy of which may be found on the Corporate Governance Highlights page of the Investor section of the Company’s website. The policy lists selection criteria including integrity, professionalism and sound business judgment. The Nominating and Corporate Governance Committee will consider any nominee recommended by a stockholder in accordance with its policy under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee will select nominees for directors pursuant to the following process:

•

the identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from directors and senior management, recommendations by shareholders and potentially a director search firm;

•	a review of each candidate’s qualifications by the Nominating and Corporate Governance Committee to determine which candidates best meet the Board’s required and desired criteria;

•	interviews of an interested candidate by the Chairman of the Nominating and Corporate Governance Committee, at least one other committee member and the Chief Executive Officer;

•	a report to the Board by the Nominating and Corporate Governance Committee on the selection process;

•	the recommendation by the Nominating and Corporate Governance Committee of a nominee to the Board; and

•

the formal nomination of the candidate by the Board for inclusion in the slate of directors for the annual meeting of stockholders or appointment by the Board to fill a vacancy between shareholder meetings.

For candidates proposed to if, the Nominating and Corporate Governance Committee requires: (i) the candidate’s full name, address, email and phone number; (ii) a verbal statement by the candidate that he or she wishes to be nominated and is willing and able to serve as a director; (iii) a verbal statement of the good faith belief by the proposing stockholder that the candidate meets the Company’s criteria, and (iv) such other written documentation as the Committee may request to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in the FactSet Bylaws, Corporate Governance Guidelines and the FactSet Research Systems Inc. Director Nominee Selection Policy, available on the Company’s website.

EXECUTIVE OFFICERS

The following table shows the Company’s executive officers at August 31, 2007:

Name of Officer	Age	Position	Officer Since
Philip A. Hadley	45	Chairman of the Board of Directors, Chief Executive Officer	2000
Michael F. DiChristina	45	President, Chief Operating Officer	2000
Michael D. Frankenfield	42	Senior Vice President, Director of U.S. Investment Management Services	2001
Peter G. Walsh	41	Senior Vice President, Chief Financial Officer and Treasurer	2005
Kieran M. Kennedy	42	Senior Vice President, Director of Investment Banking and Brokerage Services	2002

Philip A. Hadley’s business experience is listed above in the section titled “Corporate Governance.”

Michael F. DiChristina’s business experience is listed above in the section titled “Corporate Governance.”

Michael D. Frankenfield, Senior Vice President and Director of U.S. Investment Management Services. Mr. Frankenfield, age 42, joined the Company in 1989 within the Consulting Services Group. From 1990 to 1994, Mr. Frankenfield held the position of Vice President, Sales with the Company. From 1995 to 2000 Mr. Frankenfield was Director of Investment Banking Sales with the Company. From 2000 until 2005, Mr. Frankenfield was Director of Sales and Marketing with FactSet. During September 2005, Mr. Frankenfield was named to his current position of Director of Investment Management Services. Mr. Frankenfield received a B.A. in Economics and International Relations from the University of Pennsylvania and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Peter G. Walsh, Senior Vice President, Chief Financial Officer and Treasurer. Mr. Walsh, age 41, joined the Company in 1996 as Vice President, Planning and Control within the Company’s Finance group. Mr. Walsh held the position of Vice President, Director of Finance from 1999 until 2001. From late 2001 to February 28, 2005, Mr. Walsh occupied the position of Vice President, Regional Sales Manager of the U.S. Southeast Region. On March 1, 2005 he assumed the position of Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining FactSet, Mr. Walsh held several positions at Arthur Anderson & Co. Mr. Walsh received a B.S. in Accounting from Fairfield University. He is a CPA licensed in the state of New York, has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Kieran M. Kennedy, Senior Vice President and Director of Investment Banking and Brokerage Services. Mr. Kennedy, age 42, joined the Company in 1990 within the Consulting Services Group. From 1993 to 1997, Mr. Kennedy held the position of Sales and Consulting Manager for the West Coast. Mr. Kennedy was Director of Consulting from 1997 until he assumed his current position as Director of Investment Banking and Brokerage Services in 2002. Prior to joining FactSet, Mr. Kennedy held a Currency Trading position at Goldman Sachs & Co. Mr. Kennedy received a B.A. in Economics from Syracuse University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our Directors and Executive Officers to file reports of holdings and transactions in FactSet stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that for fiscal 2007, all reports for our Executive Officers, Directors and beneficial owners of more than 10% of FactSet’s Common Stock that were required to be filed pursuant to Section 16 of the Exchange Act were timely filed except for two Form 5’s filed on October 17, 2007 reflecting the purchase of company stock through our Employee Stock Purchase Plan for an aggregate number of less than 700.

Principal Holders

The only person known by the Company to be a beneficial owner of more than 5% of FactSet’s Common Stock is the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned at October 19, 2007 (1)	Percentage of Common Stock (2)
T. Rowe Price Associates, Inc. 100 East Pratt Street, 10th Floor Baltimore, MD 21202-1009	3,786,069	7.6

(1)	Number of shares beneficially owned by T. Rowe Price Associates, Inc., at June 30, 2007, as indicated by Form 13-F Holdings Report File Number 28-115 filed with the Securities and Exchange Commission on August 14, 2007.

(2)	Percentage ownership is calculated by dividing the number of shares beneficially owned by the sum of the 48,630,798 shares of Common Stock outstanding at October 19, 2007, and the number of shares of Common Stock that all directors and executive officers had the right to purchase on or within 60 days of October 19, 2007, including, but not limited to, upon exercise of the stock options.

Directors and Executive Officers

The table below sets forth, as of October 19, 2007, information regarding the beneficial ownership of the Company’s Common Stock by (1) each Director and the named Executive Officers of the Company and (2) all Directors and Executive Officers of the Company as a group (11 persons).

Name (1)	Number of Shares Beneficially Owned at October 19, 2007 (2)	Percentage of Common Stock (3)
Philip A. Hadley	1,310,374	2.7%
Charles J. Snyder	3,160,510	6.4%
Michael F. DiChristina	246,562	**
Michael D. Frankenfield	183,674	**
Peter G. Walsh	115,232	**
Kieran M. Kennedy	46,974	**
James J. McGonigle	25,500	**
Scott A. Billeadeau	28,500	**
Joseph E. Laird, Jr.	44,500	**
Walter F. Siebecker	99,015	**
Joseph R. Zimmel	—	**

All Directors and Executive Officers as a group (11 persons)	5,260,841	10.6%

**	Percentage of Common Stock is less than 1%.
(1)	The address for each of these beneficial owners is FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851.

(2)	Beneficial ownership includes shares that may be acquired upon exercise of options exercisable within 60 days of October 19, 2007.

(3)	Percentage ownership is calculated by dividing the number of shares beneficially owned by that person by the sum of the 48,630,798 shares of Common Stock outstanding at October 19, 2007, and the number of shares of Common Stock that such person had the right to purchase on or within 60 days of October 19, 2007, including, but not limited to, upon exercise of the stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” between FactSet or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. The Company monitors any transaction or series of transactions in which the Company is a participant, the amount involved exceeds $100,000, and a related person has a direct or indirect material interest.

The Audit Committee would determine whether the related person has a material interest in a transaction and would approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In accordance with the New York Stock Exchange listing requirements, the Company does not have relationships with any directors in which the director is compensated in excess of $100,000, excluding fees for board service. In fiscal 2007, there were no related-person transactions under the relevant standards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) is responsible for administering FactSet’s executive compensation policies and practices. The Committee is composed solely of independent directors and reports regularly to the Board. Independent directors are not eligible to participate in any of the plans or programs the Committee administers. In fiscal 2007, the Committee reviewed compensation, including stock options, for the Chairman and the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer and Treasurer, the Director of U.S. Investment Management Services and the Director of Investment Banking and Brokerage Services. The Committee reviews and approves the aggregate number of options granted to employees to purchase Common Stock of FactSet. The Committee also reviews the compensation, including stock options, for each senior executive team member as well as for those employees who report directly to either the Chief Executive Officer or the President and Chief Operating Officer.

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” purports to disclose the Compensation Committee’s deliberations and philosophy in making executive compensation decisions and policy, it is accurate and materially complete.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Joseph E. Laird, Jr., Chairman

James J. McGonigle

Walter F. Siebecker

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) is intended to provide context for the decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the three other executive officers who had the highest “total compensation” for fiscal 2007, as set forth in the “Summary Compensation Table” below (these five executive officers are collectively referred to as the “Named Executive Officers” or the “NEOs”). The Compensation Committee of the Company’s Board of Directors is responsible for policies and decisions regarding the compensation and benefits for NEOs. The Compensation Committee also administers our stock option plans. Certain facts described in this CD&A reflect Compensation Committee deliberations about which management does not have personal knowledge, although the Compensation Committee has advised management that the information in this CD&A is accurate and materially complete.

Executive Compensation Philosophy

FactSet has historically established executive compensation based upon the following goals and principles:

•	Provide appropriate incentives for both individual and business performance

•	Link the long-term financial interests of key employees and FactSet’s stockholders via stock-based incentives

•	Maintain executive compensation at levels relative with other members of senior management

•	Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries

Provide appropriate incentives for both individual and business performance. Approximately 50% of each Named Executive Officer’s total compensation is performance-based variable compensation, which rewards the executive for annual business performance against pre-determined goals. The Compensation Committee has designed the executive compensation program to encourage Named Executive Officers to strive for outstanding individual performance, which is expected in turn to drive the positive performance of the Company as a whole. The Compensation Committee reviews the individual goals of each Named Executive Officer prior to the end of each fiscal year to determine the executive’s performance relative to stated objectives, both quantitative as well as qualitative. The fiscal 2007 qualitative goals were organic subscription growth of 21% and diluted earnings per share growth greater than organic revenue growth. The Named Executive Officer’s achievement of certain goal levels will dictate, with the application of some discretion by the Committee, the executive’s bonus for the fiscal year just completed as well as salary levels for the coming fiscal year.

Link the financial interests of key employees and FactSet’s stockholders via stock-based incentives. The Compensation Committee seeks to motivate executives to work conscientiously to achieve both short term and long term goals and, thereby, create shareholder value. Equity-based compensation, including stock options, has regularly represented a significant portion of total compensation. With stock options, executives only benefit if our stock price appreciates from the date of grant of the award. The Compensation Committee has also viewed options as a method, not only of encouraging the Named Executive Officers to drive Company performance in the long term, but also of encouraging retention of officers. The Compensation Committee has also, in this regard, recognized the outright share ownership of many Named Executive Officers as a positive characteristic in determining option grant levels. Named Executive Officers’ interests have been aligned in the past with those of shareholders generally, and are anticipated to remain so aligned due in part to the large share ownership such officers currently maintain.

Maintain executive compensation at levels relative with other members of management. In addition to the other elements relevant to determining Named Executive Officers’ compensation, FactSet’s Compensation Committee has also considered the potential difference between the total compensation package offered to its top executives and the compensation of other employees, both management and non-management. The Compensation Committee determines compensation and stock-based incentive awards for the Named Executive Officers at the same time as it approves pools for the Company as a whole. The Compensation Committee has attempted to provide compensation to Named Executive Officers that both recognizes their achievements, but also maintains internal pay equity in comparison with other executives and the general employee base. This awareness has helped with retention not only at the senior executive level but also at other levels in developing management of the Company.

Attract and retain talented personnel. The Company operates in several highly competitive labor markets and must ensure that total compensation compares well with that offered by competitors in those markets. The Compensation Committee has designed the executive compensation program bearing in mind the compensation offered by other companies in the technology and financial information industries, to the extent such information is publicly available. The Committee also considers that the Named Executive Officers’ share ownership of FactSet stock is, in some cases, a significant point of distinction from other companies in determining compensation.

Elements of Compensation

Overall, FactSet aims to deliver compensation contingent on achievement of Company and individual performance levels. Compensation is delivered through the following major components, as described below:

Base Salary. The Compensation Committee has established base salaries according to the experience and qualifications of the individual executives. Generally, base salaries are intended to be sufficiently competitive to attract and retain key employees, although they are secondary to a view of total cash compensation and are considered along with other components, such as stock based incentives. Salaries for Named Executive Officers are also considered in the context of compensation to employees of the Company in the aggregate.

Annual Bonus. The Compensation Committee has determined annual bonuses have been determined on a discretionary basis considering a number of factors including FactSet’s profitability, revenue growth, achievement of strategic and department goals, individual performance and competitive market practices. In the normal course of business, the Committee determines the bonuses for the named Executive Officers based on our operational and financial performance, as described in further detail below.

Stock Based Incentives. Stock options have been intended to align incentives with long-term stock performance and act as a motivational and retention tool. The Compensation Committee has also recognized the unique significant ownership stake of the Named Executive Officers in the Company and consequently has not mandated that our executive officers maintain a specified level of stock ownership in our Company. The Committee made stock option grants in fiscal 2007 to selected employees based on individual contribution and potential. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the Named Executive Officers. As such, compensation paid in fiscal 2007 by FactSet is fully tax-deductible. The tax deductibility of compensation for the named Executive Officers will be preserved as long as such actions are consistent with the Committee’s compensation policies and objectives and are in the best interests of the Company and its stockholders.

In a further effort to drive long-term performance, in fiscal 2007 and 2006, the Compensation Committee approved performance based options, in addition to standard stock options, that have been granted to Named Executive Officers as well as other employees of the Company. Performance-based stock options require management to make assumptions regarding the likelihood of achieving Company performance goals. The number of performance-based options that vest will be predicated on the Company achieving the least favorable performance levels of organic subscriptions or diluted earnings per share during the two years ended August 31, 2008 and 2009. Dependent on the financial performance levels attained, 0%, 20%, 60% or 100% of the performance-based stock options will ultimately vest to the grantees of those stock options. Performance levels, vesting percentages and the ratio of performance options granted to all options granted are identical for the Named Executive Officers and all other employees who received option grants.

Perquisites and Personal Benefits. The Company’s policy is to not extend perquisites or personal benefits to employees other than for limited and specifically defined business purposes. The incremental costs to the Company in 2007 of those benefits provided to Named Executive Officers that the SEC deems to be “perquisites and personal benefits” are reported in the “Summary Compensation Table” (included in the amounts reported in the column captioned “All Other Compensation” and further detailed in an accompanying supplemental table). The Compensation and Audit Committees exercise oversight over the perquisites and personal benefits that are made available to Named Executive Officers. The Compensation Committee determined that the perquisites and personal benefits available to Named Executive Officers in 2007, and their costs to the Company, were reasonable and properly disclosed to shareholders. In addition, Named Executive Officers are able to participate in the same defined benefit plans as all other eligible employees, including health, retirement, life insurance, and disability plans, as well as an employee stock purchase plan.

The Committee believes that the fiscal 2007 compensation of the named Executive Officers was aligned with FactSet’s performance and returns to shareholders and provided a balanced mix between base pay and incentive compensation.

Post-Termination Compensation

Beyond allowing executives to participate in the Company’s 401(k) plan, under which the Company matches contributions for all employees up to an $8,000 maximum (and subject to any limitations imposed by ERISA), FactSet does not provide any other post-employment benefits to our executive officers or any employees. However, Mr. Walsh is entitled to certain severance benefits pursuant to his employment agreement in the event of a change in control of the Company or his separation from the Company under certain circumstances. His additional severance and change in control benefits are described below under the heading “Potential Payments upon Termination or Change in Control.”

Process of Determining Executive Compensation

FactSet has not entered into any employment agreements with any of its Named Executive Officers, other than an agreement that grants certain rights to Mr. Walsh in the event of a separation from the Company. As such, FactSet is not bound by any contractual salary, incentive grants or other compensation requirements for the Named Executive Officers. FactSet’s Compensation Committee has not historically used the services of a compensation consultant. The Committee has considered in the determination of stock options grants and bonuses information provided to it by management, at the Committee’s request, regarding the compensation levels of executives at designated peer companies.

In a series of meetings, the Compensation Committee determines appropriate stock option grants, bonus levels for the fiscal year completed and salary for the upcoming year for the Named Executive Officers. The Compensation Committee follows the Company’s Guidelines for Stock Awards, which apply to awards for Named Executive Officers as well as all other employees. The Guidelines require management to study, make recommendations and provide supporting analysis to the Compensation Committee regarding proposed stock awards. The supporting analysis shared with the Committee provides details about each executive’s cash and total compensation, existing options, the amounts vested and unvested and the percentage of total compensation that the suggested option grant would represent. The materials also demonstrate the aggregate amount of options and other compensation that have been historically granted and are proposed to be granted in the aggregate to operational groups of the Company. In addition, management reviews with the Committee the various Company performance levels and the option grants that would vest based on the various performance targets. On the basis of such materials, prepared at the Committee’s request, the Compensation Committee approves option grants for each member of the Company’s Executive Committee, which includes the Named Executive Officers. The Committee then also separately approves the option grant for the Chief Executive Officer. Typically, during the same meeting, the Compensation Committee further approves total option grants for all FactSet employees in the aggregate. The Compensation Committee thus determines awards for the Named Executive Officers in the context of considering grants for employees of the Company as a whole.

The Compensation Committee determines bonuses for the Named Executive Offices in a process similar to that used for determining options grants. In a series of meetings, the Compensation Committee considers materials prepared by management at the Committee’s request and direction, detailing the historical salary, bonus and total cash compensation levels of the Named Executive Officers and other members of the Company’s Executive Committee. In addition, management provides to the Compensation Committee materials outlining the individual performance of each Named Executive Officer with respect to his goals and objectives for the past year, both qualitative and quantitative, measured against financial goals for the Company’s performance as well quantitative performance in the individual executive’s functional area. Management also provides the Committee with materials regarding the overall financial performance of the Company as well as operational and strategic accomplishments during the past fiscal year. Historically, Management has also provided an evaluation during a meeting of the contribution to the performance of the Company by each Named Executive Officer. The Committee members then separately make their determinations as to the bonus for the past year and salary for the upcoming year for each Named Executive Officer. Management does not participate in this deliberation and the Chief Executive is not present for discussions regarding his own compensation. Typically at the same meeting, the Compensation Committee approves the total bonus pool for the Company’s operational areas as a whole, so that compensation to the Named Executive Officers is made in the larger context of compensation for all the Company’s employees.

In addition, the Compensation Committee reviews executive compensation data from a peer group of similar organizations, as defined by the Compensation Committee and management. The peer group consists of Advent Software, Inc., The Advisory Board Company, Arbitron Inc., The Corporate Executive Board Company, IHS Inc., Interactive Data Corporation and Morningstar, Inc. The Compensation Committee analyzed competitive compensation levels for comparable executive positions in the peer group. Their market analysis examined base salary, total cash compensation and total direct compensation, which includes equity-based components of compensation.

Based on competitive market data, the Compensation Committee believes that its total target compensation for NEOs is highly competitive. In some instances, however, the Company may provide total compensation below the 75th percentile for a particular position, based on a variety of factors, including the executive’s operating responsibilities, management level, or unique contribution in the time period under question. In general, the Company’s long-term equity-based incentive compensation for NEOs is indicative of its commitment to stock ownership and growth with the Company.

EXECUTIVE COMPENSATION

The tables below present fiscal 2007 compensation information for NEOs followed by a narrative discussion of compensation that NEOs could receive when their employment with the Company terminates under various circumstances or upon a change-in-control of the Company. The tables include footnotes and other narrative explanations important for your understanding of the compensation information in each table.

The first table below, the Summary Compensation Table, summarizes key components of NEO compensation for fiscal 2007. The tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation, some of which are included in the Summary Compensation Table.

Summary Compensation Table

The following table summarizes key components of NEO compensation for fiscal 2007.

Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Stock Awards	Option Awards ($)(2)	All other Compensation ($)(3)	Total($)
Philip A. Hadley Chairman and Chief Executive Officer	2007	$275,000	$615,000	$—	$265,308	$35,520	$1,190,828
Michael F. DiChristina President and Chief Operating Officer	2007	$275,000	$615,000	$—	$265,308	$31,819	$1,187,127
Michael D. Frankenfield Senior Vice President and Director of U.S. Investment Management Services	2007	$265,000	$460,000	$—	$205,617	$23,246	$953,863
Peter G. Walsh Senior Vice President, Chief Financial Officer and Treasurer	2007	$255,000	$445,000	$—	$229,689	$23,815	$953,504
Kieran M. Kennedy Senior Vice President and Director of Investment Banking and Brokerage Services	2007	$235,000	$365,000	$—	$149,594	$28,511	$778,105

(1)	In fiscal 2007, the Company and each NEO achieved certain goals established at the beginning of the fiscal year. These financial goals in fiscal 2007 were organic subscription growth of 21% and diluted earnings per share growth greater than organic revenue growth. The Compensation Committee awarded each NEO performance-based variable compensation payments in September 2007. See the detailed description of the Annual Bonus in the preceding CD&A under the sub-heading “Annual Bonus.”

(2)	These are the amounts that the Company recognized as compensation expense in its financial statements for 2007 for options granted in fiscal 2007 and in prior years, as required by SFAS 123(R). The Option Awards column amounts were not actually paid to any NEO in fiscal 2007. The Company utilizes a lattice-binomial model to estimate the fair value of new stock options on the date of grant. The assumptions used in computing the Option Awards amounts are included in Note 12 to the Company’s 2007 financial statements in the 2007 Annual Report to Shareholders on Form 10-K. A stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2007 is reported in the “Option Exercises and Stock Vested” table below.

(3)	Amounts reflect the value of matching contributions to the FactSet 401(k) Plan made by FactSet on behalf of each NEO, use of Company automobiles and medical and dental benefits paid by the Company on behalf of the NEO. FactSet matches up to 4% of employees’ bi-weekly earnings, capped at the IRS annual maximum. There were no other perquisites and other personal benefits for NEOs. Fiscal 2007 amounts include $13,827; $10,250; $4,335; $2,473 and $5,506, respectively, for personal use of Company automobiles by Messrs. Hadley, DiChristina, Frankenfield, Walsh and Kennedy.

Grants of Plan-Based Awards

Non-Equity Incentive Compensation. The amounts of the annual cash incentive compensation earned in fiscal 2007 by our NEOs are included in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table. The amounts represent the achievement of performance goals as previously described in “Annual Bonus” and were paid in September 2007.

Option Awards. The following table provides more detailed information regarding the Option Awards reported in the Summary Compensation Table above.

					All Option Awards: Number of Securities Underlying Options (#)				Grant Date Fair Value of Option Awards ($) (4)
Name	Grant Date	Approval Date (1)	Exercise Price	Expiration Date	Service Based (2)	Performance Based (3)	Total	% of Total Grant	Service Based	Performance Based	Total
Philip A. Hadley	8/14/07	8/7/07	$59.36	8/14/14	17,867	27,426	45,293	3.1%	$337,508	$562,507	$900,015

Michael F. DiChristina	8/14/07	8/7/07	$59.36	8/14/14	17,867	27,426	45,293	3.1%	$337,508	$562,507	$900,015

Michael D. Frankenfield	8/14/07	8/7/07	$59.36	8/14/14	15,881	24,378	40,259	2.8%	$299,992	$499,993	$799,985

Peter G. Walsh	8/14/07	8/7/07	$59.36	8/14/14	15,881	24,378	40,259	2.8%	$299,992	$499,993	$799,985

Kieran M. Kennedy	8/14/07	8/7/07	$59.36	8/14/14	12,904	19,807	32,711	2.3%	$243,757	$406,242	$649,998

(1)	On August 7, 2007, the Compensation Committee approved the total number of stock options to be allocated among all eligible employees and specifically approved the stock options to be granted to NEOs and all other executive officers. At that time, the Compensation Committee designated August 14, 2007 as the actual grant date of these options, at an option exercise price of 100% of the closing price of the Company’s common stock on the NYSE on that date.

(2)	Service-based stock options expire seven years from the date of grant and vest at a rate of 20% after the first year and 1.67% per month thereafter for years two through five.

(3)	Performance based options expire seven years from the date of grant and, if performance conditions are met, vest at a rate of 40% after the first two years and 1.67% per month thereafter for years three through five. Options become vested and exercisable provided the employee continues employment with the Company through the applicable vesting date, and remain exercisable until expiration or cancellation. Performance-based options require FactSet to make assumptions regarding the likelihood of achieving Company performance goals. The number of performance-based options that vest will be predicated on the Company achieving the least favorable performance levels of organic subscriptions or diluted earnings per share during the two years ended August 31, 2009. Dependent on the financial performance levels attained by FactSet during fiscal years 2008 and 2009, 20%, 60%, 100% or none of the performance-based stock options will ultimately vest to the grantees of those stock options. At August 31, 2007 the Company has estimated that none of the performance-based stock options granted during fiscal 2007 should vest. The Company’s estimate reflected the potential adverse impact the dislocation in the U.S. credit markets in August 2007 could have on many of its clients.

(4)	The dollar values of option awards disclosed in these columns are equal to the grant date fair value computed in accordance with SFAS 123(R), excluding assumptions for forfeitures. The grant date fair value amounts assume 100% of the performance-based stock options will vest. The fair values of the option grants are estimated using a lattice-binomial option-pricing model. Assumptions utilized in the model were term structure of risk-free rates of return ranging from 4.46% to 4.90%, term structure of volatility ranging from 27%-41% and a dividend yield of 0.81%. Expected life, an output in a binomial option-pricing model, is 4.79 years for the service-based stock options and 5.23 years for the performance-based stock options.

Additional Information Regarding Plan-Based Awards

The fiscal 2007 option grants reported in the table above were made under the 2004 FactSet Research Systems Inc. Stock Plan (the “Stock Plan”). Options granted to NEOs are made on the same terms as options granted to all other eligible employees. The material terms of these grants include:

•

Options vest in consecutive equal annual installments over five years, beginning on the first anniversary of the grant date. However, the option becomes fully vested upon a change-in-control whether or not employment is terminated.

•

Options expire either on the seventh or tenth anniversary of the grant date. Options will expire before seven or ten years if employment terminates, except for certain termination reasons described below.

•

Options may be exercised only while the NEO is actively employed except for termination due to death, disability or a reason other than cause. Refer to page 23, under the section “Potential Payments upon Termination or Change-in-Control” for further review of change-in-control definitions.

Outstanding Equity Awards at Fiscal Year-end

The table below shows each NEOs outstanding option grants at August 31, 2007. For each outstanding option grant, the table shows the option shares that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”).

	Number of Options		Exercise Price ($)	Grant Date	Expiration Date
	Exercisable	Unexercisable
Philip A. Hadley	14,250	—	$6.67	2/9/98	2/9/08
	23,004	—	$12.94	3/29/99	3/29/09
	22,499	—	$22.08	3/13/00	3/13/10
	150,000	—	$22.38	9/5/00	9/5/10
	30,000	—	$17.57	10/23/01	10/23/11
	27,126	1,009	$14.97	10/7/02	10/7/12
	43,062	16,938	$24.49	1/22/04	1/22/14
	16,344	18,656	$29.00	4/20/05	4/20/12
	3,795	15,180	$43.39	8/14/06	8/14/13
	—	28,563	$43.39	8/14/06	8/14/13
	—	17,867	$59.36	8/14/07	8/14/14
	—	27,426	$59.36	8/14/07	8/14/14

Michael F. DiChristina	65,000	—	$23.08	11/10/99	11/10/09
	52,500	—	$22.83	11/13/00	11/13/10
	13,779	—	$17.57	10/23/01	10/23/11
	17,496	1,009	$14.97	10/7/02	10/7/12
	43,062	16,938	$24.49	1/22/04	1/22/14
	16,344	18,656	$29.00	4/20/05	4/20/12
	3,795	15,180	$43.39	8/14/06	8/14/13
	—	28,563	$43.39	8/14/06	8/14/13
	—	17,867	$59.36	8/14/07	8/14/14
	—	27,426	$59.36	8/14/07	8/14/14

Michael D. Frankenfield	13,499	—	$22.08	3/13/00	3/13/10
	37,500	—	$22.83	11/13/00	11/13/10
	9,511	—	$17.57	10/23/01	10/23/11
	11,938	750	$14.97	10/7/02	10/7/12
	32,281	12,719	$24.49	1/22/04	1/22/14
	11,672	13,328	$29.00	4/20/05	4/20/12
	3,195	12,784	$43.39	8/14/06	8/14/13
	—	24,053	$43.39	8/14/06	8/14/13
	—	15,881	$59.36	8/14/07	8/14/14
	—	24,378	$59.36	8/14/07	8/14/14

Peter G. Walsh	3,000	—	$12.94	3/29/99	3/29/09
	6,000	—	$22.08	3/13/00	3/13/10
	14,999	—	$22.83	11/13/00	11/13/10
	7,500	—	$17.57	10/23/01	10/23/11
	13,050	450	$14.97	10/7/02	10/7/12
	21,531	8,469	$24.49	1/22/04	1/22/14
	32,704	37,296	$29.00	4/20/05	4/20/12
	3,195	12,784	$43.39	8/14/06	8/14/13
	—	24,053	$43.39	8/14/06	8/14/13
	—	15,881	$59.36	8/14/07	8/14/14
	—	24,378	$59.36	8/14/07	8/14/14

Kieran M. Kennedy	8,995	—	$22.08	3/13/00	3/13/10
	897	—	$22.83	11/13/00	11/13/10
	3,750	—	$17.57	10/23/01	10/23/11
	4,992	510	$14.97	10/7/02	10/7/12
	2,505	8,469	$24.49	1/22/04	1/22/14
	1,670	10,656	$29.00	4/20/05	4/20/12
	2,496	9,987	$43.39	8/14/06	8/14/13
	—	18,791	$43.39	8/14/06	8/14/13
	—	12,904	$59.36	8/14/07	8/14/14
	—	19,807	$59.36	8/14/07	8/14/14

Each option vests, or became fully vested, in consecutive, equal annual installments beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information on stock option exercises in fiscal 2007 by the named Executive Officers and the value of such officers’ unexercised stock options at August 31, 2007.

	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
P. Hadley	—	—	330,080	125,639	$12,909,902	$1,972,063
M. DiChristina	58,831	2,538,807	211,976	125,639	$7,807,563	$1,972,063
M. Frankenfield	9,000	406,268	119,596	103,893	$4,399,714	$1,528,992
P. Walsh	—	—	101,979	123,311	$3,656,477	$2,106,200
K. Kennedy	7,515	284,578	25,305	81,124	$938,748	$1,147,324

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2)	Based upon the market price of $59.93 per share, which was the closing selling price per share of Common Stock on the New York Stock Exchange on the last day of FactSet’s 2007 fiscal year, less the option exercise price payable per share.

Nonqualified Deferred Compensation

The Company does not have a Compensation Deferral Program, thus the nonqualified deferred compensation table has been omitted for fiscal 2007.

Pension Benefits

The Company does not have a Pension Program thus no pension retirement benefits were paid to executives in fiscal 2007.

Potential Payments upon Termination or Change-in-Control

On March 1, an oral agreement between the Company and Mr. Walsh became effective that amended an existing letter agreement with the Company dated September 20, 1999 (the “Letter Agreement”). The amendment reaffirmed the Letter Agreement, which remains in effect and which is to be superseded by a written agreement only if all other officers of the Company ranked more highly than Mr. Walsh also enter into written employment agreements with the Company. The Letter Agreement grants to Mr. Walsh: (i) an estimated payment of $953,504, which is equal to his compensation in the prior twelve months if his employment is terminated without cause; and (ii) an estimated payment of $1,907,008, which is equal to twice his compensation in the prior twelve months and benefits for 24 months in the event of a change of control of the Company.

At the end of fiscal 2007, the Company did not have employment agreements with Messrs. Hadley, DiChristina, Frankenfield or Kennedy.

The Company sponsors equity incentive compensation plans that provide the NEOs with additional compensation in connection with a termination of employment and/or change of control under the following circumstances.

Change of Control

Upon the occurrence of a Change of Control, (i) all option awards granted to a NEO which have not been exercised, which have not expired by their terms, or for which restrictions have not yet lapsed shall immediately be fully exercisable for the remainder of their respective terms and all restrictions shall lapse and conditions deemed satisfied, and (ii) the Compensation Committee may, in its sole discretion, determine that such option awards be immediately terminated in which case the NEO will be paid an amount in cash (subject to any applicable withholding taxes) in respect of each option award equal to the difference between the fair market value of a share and the exercise price of such option award.

Death or Disability

Upon the NEO’s death, any unexercised option award to the extent exercisable on the date of the NEO’s death, may be exercised in whole or in part, at any time within one year after the NEO’s death by a beneficiary or an estate. If a NEO becomes disabled, any unexercised option award to the extent exercisable at the date of such termination of employment due to disability, may be exercised in whole or in part, at any time within one year after the date of termination.

Termination without Cause

If the Company’s terminates the NEO for any reason other than cause, death or disability, then any unexercised option award, to the extent exercisable at the date of such termination of employment, may be exercised, in whole or in part, at any time within three months after such termination of employment; provided, however, that if the NEO dies within such three-month period following such termination of employment, such option award may be exercised by the deceased NEO’s personal representative or by the person to whom the option award is transferred by will or the applicable laws of descent and distribution within 180 days of the NEO’s death, but in no event beyond the scheduled expiration of the option award.

Termination with Cause

Under our plans, all unexercised awards terminate immediately upon termination for cause

Employee Stock Purchase Plan

Upon termination of employment, all amounts in the participant’s account are paid to the participant.

Acceleration of Equity Awards

The information below describes certain compensation that would be paid under plans and contractual arrangements in effect at August 31, 2007 to each of the NEOs in the event of a termination of such executive’s employment with the Company and/or change of control of the Company as of that date. The amounts assume that the listed officer left FactSet effective August 31, 2007 and that the price per share of FactSet common stock on that date was $59.93. The amounts are based upon the difference between $59.93 and the exercise price of the unvested stock options held by the NEO at August 31, 2007.

Name	Death or Disability	Termination Without Cause	Termination With Cause	Change of Control (1)
Philip A. Hadley	$—	$—	$—	$1,972,063
Michael F. DiChristina	$—	$—	$—	$1,972,063
Michael D. Frankenfield	$—	$—	$—	$1,528,992
Peter G. Walsh	$—	$—	$—	$4,013,208
Kieran M. Kennedy	$—	$—	$—	$1,147,324

(1)	The Change of Control payout is applicable to all option awards granted to Company employees which have not been exercised, which have not expired by their terms, or for which restrictions have not yet lapsed shall immediately be fully exercisable.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of August 31, 2007 with respect to our equity compensation plans:

(In thousands, except per share data)
Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	8,407	$32.76	4,918
Equity compensation plans not approved by security holders	—	—	—

Total	8,407	$32.76	4,918

OTHER MATTERS

Proposals of Stockholders. Proposals of stockholders intended to be presented at the fiscal year 2008 Annual Meeting of Stockholders must be received by us, attention of Ms. Rachel R. Stern, FactSet’s Secretary, at our principal executive offices, no later than August 1, 2008, to be included in our fiscal year 2008 Proxy Statement.

Delivery of Documents to Stockholders Sharing an Address. If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Investor Relations Department at 203-810-1000 or by submitting a written request to Ms. Rachel R. Stern, Secretary, 601 Merritt 7, Norwalk, CT 06851. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business. The Board does not intend to bring any other business before the Meeting and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. However, as to any other business, which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

/s/ Rachel R. Stern
Rachel R. Stern
Vice President, General Counsel and Secretary
Norwalk, Connecticut
October 30, 2007

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOUR NOMINEES AND FOR PROPOSAL 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL
1.	TO ELECT FOUR (4) MEMBERS TO THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.	☐	☐
Nominees: 01 Joseph E. Laird, Jr. 02 James J. McGonigle 03 Charles J. Snyder 04 Joseph R. Zimmel Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	TO RATIFY THE APPOINTMENT OF THE ACCOUNTING FIRM OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008	☐	☐	☐

3.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING.

Please sign exactly as your name appears on this card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

Signature	Signature	Date

Ù	FOLD AND DETACH HERE	Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/fds Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

FactSet Research Systems Inc.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

FACTSET RESEARCH SYSTEMS INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 18, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF FACTSET RESEARCH SYSTEMS INC.

You hereby appoint the Secretary of FactSet Research Systems Inc. with full power of substitution, as your attorneys and proxies to vote the shares of Common Stock of FactSet Research Systems Inc., which you are entitled to vote at the Annual Meeting of stockholders of the Company to be held at 601 Merritt 7, Norwalk, Connecticut 06851, on December 18, 2007, at 2:00 p.m. Eastern Standard Time and at any adjournments and postponements of the Annual Meeting, with all the power you would possess if personally present, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner you direct in this proxy. If you make no direction, this proxy will be voted FOR the election of the four nominees listed in proposal 1 and FOR proposal 2. You authorize the proxy holders, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting to the extent authorized by Rule14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

Ù            FOLD AND DETACH HERE            Ù

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